Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Earns $1.16 Per Share in Second Quarter 2007

Record Production of 27,195 BOE/D is Up 10% Over Second Quarter 2006

Bakersfield, Calif. -- (BUSINESS WIRE) -- August 1, 2007 -- Berry Petroleum Company (NYSE:BRY) earned net income of $52 million, or $1.16 per diluted share, for the three months ending June 30, 2007, up from net income of $34.2 million, or $.76 per diluted share in the second quarter of 2006, according to Robert F. Heinemann, president and chief executive officer.  Excluding a net gain related to the disposition of non-core assets, net income for the three months ended June 30, 2007 was $23.2 million or $.52 per diluted share.

Revenues increased by 46% to $179 million for the second quarter of 2007 compared to the second quarter of 2006. Excluding the asset disposition gain of $50.4 million, revenues for the three months ended June 30, 2007 are $129 million, or a 5% increase. Discretionary cash flow totaled $59 million in the second quarter of 2007, down from $66 million in the comparable 2006 period, but higher than the $53 million achieved in the first quarter of 2007. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

For the second quarter of 2007, net production averaged a record 27,195 barrels of oil equivalent per day (BOE/D), an increase of 10% from the 24,768 BOE per day achieved in the second quarter of 2006 and an increase of 7% compared to first quarter 2007 production of 25,490 BOE/D. Natural gas production in the second quarter of 2007 was up 26% over the second quarter of 2006.

Mr. Heinemann stated, “The crude marketing issues related to our Brundage Canyon black wax crude in Utah have been resolved and production there has increased to over 6,300 BOE/D in the second quarter, from a low of 3,800 BOE/D in January of 2007. We are now intensifying our focus on our western Colorado Piceance asset where we are making good progress on our mesa drilling program during the summer months. Drilling activities included 31 gross (8 net) wells in the Piceance during the quarter and production increased 31% over the first quarter of 2007 to 8.3 MMcf/D. Drilling performance on the vertical mesa wells has improved, and we are working to reduce drilling time on the directional holes. We continue to be encouraged by the reservoir productivity and are targeting third quarter net production of 12.5 MMcf/D as a significant number of wells are brought on-line.

“In California we achieved a 50% production increase from the diatomite asset without drilling additional wells during the quarter. This is a result of more aggressive steam cycling and improved well performance. Average daily production was over 900 BOE/D in the second quarter of 2007, compared to 600 BOE/D in the first quarter. Production continues to increase and we anticipate producing over 1,000 BOE/D in the third quarter. We will begin a 50-well drilling program in the latter part of the third quarter and will add facilities as needed.

“Based on encouraging results from our Poso Creek asset we continue with our accelerated drilling program there. We drilled 49 wells during the second quarter and we secured additional capacity to meet the demand for expanded steam requirements.  In the DJ basin we have been able to increase production from our Niobrara natural gas assets over 10% from the first quarter to record levels with modest capital outlays.”

The average realized sales price per barrel of oil equivalent (BOE), net of hedging, for the second quarter of 2007 was $45.43 per BOE, down 9% from the $49.75 per BOE received in the same 2006 period but was 4% higher than the $43.84 per BOE received in the first quarter of 2007.

In the second quarter of 2007, Berry sold its non-core West Montalvo asset in Ventura County, California for a pre-tax gain of $50.4 million. Berry also incurred an impairment charge of $2.9 million to reduce the carrying value of its Bakken asset in the Williston Basin, North Dakota to estimated fair market value.

Six Months Results
Net income for the six months of 2007 was $70.8 million or $1.58 per diluted share, up 23% from $57.5 or $1.28 per diluted share in the comparable 2006 period. Excluding an asset sale and impairment of an asset held for sale for a combined net after-tax gain of $28.8 million, net income for the six months ended June 30, 2007 was $42.0 million or $.94 per diluted share, compared to $57.5 million or $1.28 per diluted share for the first six months of 2006. This decrease is due to lower realized oil and gas prices and higher operating costs, increased depreciation, depletion & amortization (DD&A) charges related to increased development activity and increased interest expense.

Discretionary cash flow totaled $112 million for the first six months of 2007, down from $121 million in the comparable 2006 period.

For the six months ended June 30, 2007, net production averaged 26,332 BOE/D, an increase of 9% from the 24,118 BOE/D achieved in the same period in 2006. The average realized sales price per BOE, net of hedging, for the six months ended June 30, 2007 was $44.72 per BOE, down 9% from the $48.92 per BOE received in the 2006 period.

Mr. Heinemann continued, “Although we are enjoying strong crude oil prices for our increasing California production, Rockies gas prices continue to be volatile due to various factors, including takeaway pipeline capacity, supply volumes, and regional demand issues. We expect the Colorado Interstate Gas (CIG) basis differential to narrow upon the startup of the Rockies Express Pipeline (REX) which is anticipated in 2008. We have contracted 10,000 MMBtu/D on this pipeline to provide assurance of gas delivery. The CIG basis differential per MMBtu, based upon first-of-month values, averaged $3.78 below Henry Hub (HH) and ranged from $2.92 to $4.37 below HH in the second quarter.”

Operations
During the second quarter of 2007 the Company drilled 123 gross (88 net) wells with a success rate of 98 percent. For the second quarter of 2007 and 2006, average net production in BOE per day from each of Berry’s operating regions was as follows:

Second Quarter by Region	2007 Production		2006 Production
California	16,214	60%	15,617	63%
Rocky Mountain Region	10,981	40%	9,151	37%
Total BOE per day	27,195	100%	24,768	100%

The mix of average net oil and natural gas production was as follows:

Second Quarter by Mix	2007 Production		2006 Production
Oil (Bbls)	20,163	74%	19,593	79%
Natural Gas (BOE)	7,032	26%	5,175	21%
Total BOE per day	27,195	100%	24,768	100%

Ralph J. Goehring, executive vice president and chief financial officer, stated, “We expect development capital to total from $250 million to $280 million for 2007 and for the first six months of 2007 we have spent $151 million of that amount. We also paid $54 million for the third and final payment of the Piceance acquisition out of the proceeds of the sale of our West Montalvo asset. At June 30, 2007, our debt level was $475 million, essentially flat from the end of the first quarter of 2007.”

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended			Six Months Ended
	06/30/07	06/30/06	03/31/07	6/30/07	6/30/06
Net cash provided by operating activities	$80.4	$58.8	$11.6	$92.0	$84.1
Add back: Net increase (decrease) in current assets	(8.2)	16.7	13.3	5.1	18.6
Add back: Net decrease (increase) in current liabilities	(13.5)	(9.6)	28.1	14.6	18.7
Discretionary cash flow	$58.7	$65.9	$53.0	$111.7	$121.4

Teleconference Call
An earnings conference call will be held Wednesday, August 1, 2007 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time).   Dial 1-866-713-8307 to participate, using passcode 18450946.  International callers may dial 617-597-5307.  For a digital replay available through August 15, 2007 dial 1-888-286-8010 (passcode 70245564). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “targeting,” “will,” “anticipate,” “expect,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of our 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date.

CONDENSED STATEMENTS OF INCOME
(In thousands)
(unaudited)

	Three Months		Six Months
	06/30/07	06/30/06	06/30/07	06/30/06
Revenues
Sales of oil and gas	$113,426	$110,641	$215,200	$212,575
Sales of electricity	13,867	11,715	28,463	26,884
Gain on sale of assets	50,400	-	50,398	-
Interest and other income, net	1,536	803	2,647	1,296
Total	179,229	123,159	296,708	240,755
Expenses
Operating costs – oil & gas	35,725	27,074	69,335	52,813
Operating costs – electricity	11,083	10,626	25,254	24,958
Production taxes	4,139	3,373	7,954	6,606
Depreciation, depletion & amortization - oil & gas	23,397	16,263	42,122	29,359
Depreciation, depletion & amortization - electricity	961	807	1,723	1,701
General and administrative	9,651	7,877	19,958	16,192
Interest	4,976	2,460	9,267	4,038
Commodity derivatives	-	(5,563)	-	(736)
Dry hole, abandonment & impairment, exploration	3,519	3,045	4,168	10,543
Total	93,451	65,962	179,781	145,474

Income before income taxes	85,778	57,197	116,927	95,281
Provision for income taxes	33,821	22,994	46,115	37,827

Net income	$51,957	$34,203	$70,812	$57,454

Basic net income per share	$1.18	$0.78	$1.61	$1.31
Diluted net income per share	$1.16	$0.76	$1.58	$1.28
Cash dividends per share	$0.075	$0.065	$0.150	$0.130

Weighted average common shares:
Basic	44,029	44,053	43,973	44,020
Diluted	44,895	44,939	44,754	44,955

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	06/30/07	12/31/06
Assets
Current assets	$108,094	$98,809
Properties, buildings & equipment, net	1,193,252	1,080,631
Other assets	16,485	19,557
	$1,317,831	$1,198,997
Liabilities & Shareholders’ Equity
Current liabilities	$157,022	$215,403
Deferred income taxes	127,385	103,515
Long-term debt	465,000	390,000
Other long-term liabilities	89,070	62,379
Shareholders’ equity	479,354	427,700
	$1,317,831	$1,198,997

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months
	06/30/07	06/30/06
Cash flows from operating activities:
Net income	$70,812	$57,454
Depreciation, depletion & amortization (DD&A)	43,845	31,060
Dry hole, abandonment & impairment	2,922	6,375
Commodity derivatives	675	(674)
Stock-based compensation	3,779	2,199
Deferred income taxes	39,695	25,068
Gain on sale	(50,398)	-
Other, net	415	(64)
Net changes in operating assets and liabilities	(19,701)	(37,322)

Net cash provided by operating activities	92,044	84,096

Net cash used in investing activities	(153,717)	(271,431)
Net cash provided by financing activities	61,572	185,971

Net decrease in cash and cash equivalents	(101)	(1,364)

Cash and cash equivalents at beginning of year	416	1,990

Cash and cash equivalents at end of period	$315	$626

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months			Six Months
	06/30/07	06/30/06	Change	06/30/07	06/30/06	Change
Oil and gas:
Net production-BOE per day	27,195	24,768	+10%	26,332	24,118	+9%
Per BOE:
Average sales price before hedges	$44.72	$52.46	-15%	$44.25	$51.08	-13%
Average sales price after hedges	45.43	49.75	-9%	44.72	48.92	-9%

Operating costs - oil and gas	14.44	12.01	+20%	14.55	12.10	+20%
Production taxes	1.67	1.50	+11%	1.67	1.51	+11%
Total operating costs	16.11	13.51	+19%	16.22	13.61	+19%

DD&A - oil and gas	9.45	7.22	+31%	8.84	6.73	+31%
General & administrative expenses	3.90	3.49	+12%	4.19	3.71	+13%

Interest expense	$2.01	$1.09	+84%	$1.94	$0.92	+111%

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